CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [***], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.13

RUSH- ZELLERX LICENSE AGREEMENT

This License Agreement (“Agreement”), dated March 24, 2004, between Rush University Medical Center, an Illinois not-for-profit corporation (“RUSH”), and ZelleRx, an Illinois for profit corporation (“LICENSEE”).

Purpose and Intent

RUSH has the right to license the Licensed Intellectual Property. LICENSEE desires to obtain exclusive rights to such Licensed Intellectual Property for commercialization in certain fields and RUSH is willing to grant a license to such. Therefore the parties agree as follows.

Agreement

1.	Definitions. The following capitalized terms used in this Agreement shall mean:

A. “Affiliate” means, as to any person or entity, any other person or entity which directly or indirectly controls, is controlled by or is under common control with such person or entity. Control shall mean the right to control, or actual control of, management of such other entity, whether by ownership of voting securities, by agreement, or otherwise.

B. “Effective Date” means the date set forth on page 1, line 1, of this Agreement.

C. “Improvement(s)” means any Trial Data Intellectual Property and Other Intellectual Property that is not in existence as of the Effective Date.

D. “Licensed Intellectual Property” means Trial Data Intellectual Property and Licensed Other Intellectual Property. “Trial Data Intellectual Property” means information set forth in the IND filing(s) and all study data used in preparing, or referred to in, such IND filing(s) with respect to the NK-92 Trials listed on Appendix A attached hereto in existence as of the Effective Date. Trial Data Intellectual Property also will include information and data from current NK-92 Clinical Trials and those completed prior to the Effective Date, including but not limited to clinical outcomes and all case report forms. Access to source documents shall be provided as part of the license granted with respect to Trial Data Intellectual Property. “Other Intellectual Property” means all information, other than Trial Data Intellectual Property, disclosed to LICENSEE, relating to, without limitation, cell production including cell expansion technologies, cell culture media optimization, culture techniques, quality assurance and quality control as well as all data, trial results, drawings, cell lines, biological materials, designs, operating techniques, trade secrets, know-how, show-how, documents, models, inventions and equipment, or other information in any form (including oral disclosures) in RUSH’s possession that have not become the subject of a patent application, that originate from the laboratory of [***] at RUSH or from the NK-92 Trials listed on Appendix A whether or not recorded in lab notebooks or reduced to practice and/or disclosed to RUSH’s Office of Intellectual Property as of the Effective Date.

E. “Licensed Patents” means any patent applications and all patents claiming priority therefrom, and including all divisions, continuations, continuations in part (but only inasmuch as they are supported by the study data and know-how), foreign counterparts, and any valid patents which may issue therefrom and any reissues, renewals, substitutions, or extensions of or to any such patents or patent applications and incorporating any portion of previous Licensed Intellectual Property and/or Improvements. Licensed Patents shall not include any applications and any patents issuing from applications filed in countries (i) that LICENSEE elected not to file in pursuant to Paragraph 4.A and (ii) where LICENSEE’s rights are terminated under either Paragraph 4.B or Article 9.

F. “Licensed Product” means any product or process containing or using the Licensed Intellectual Property or Improvement in its development or any product or process covered by the scope of any Valid Claim contained in any Licensed Patent or a product made by a process, method or technique covered by the scope of any Valid Claim in any Licensed Patent or methods of using any product covered by the scope of any Valid Claim contained in any Licensed Patent.

G. “Net Sales” means the gross sales for Licensed Products, less the following amounts directly chargeable to such Licensed Products: (1) trade, quantity or cash discounts and retroactive price reductions or rebates actually allowed and taken (including price adjustments related to commercial programs), allowances (including reasonable bad debt allowances) and wholesaler charge-backs allowed and taken, but in any of the foregoing cases only in amounts consistent with reasonable and customary industry standards; (2) amounts repaid or credited to customers on account of rejections or returns; (3) freight, handling and other transportation costs, including insurance charges, (4) commissions to persons other than affiliates; (5) import, export, excise, sales or use taxes, value added taxes, and other taxes, tariffs or duties, and other governmental charges based directly on sales, turnover or delivery of such Licensed Products and actually paid or allowed by LICENSEE and its Affiliates or any Sublicensee, but not state, federal or foreign income taxes. For Licensed Products consumed by LICENSEE, its Affiliates or any Sublicensee, the price used to calculate Net Sales shall be equal to the average of the sales price of the same or a substantially similar Licensed Product, whichever is relevant, sold to the consumer’s three largest customers during the same time period. If LICENSEE or a Sublicensee or Affiliates of either of them include a Licensed Product as part of selling a service, licensing a method of use or other means of deriving commercial benefit from Licensed Products, the parties agree to negotiate in good faith to determine a method of calculating a running royalty equivalent to the running royalty set out in this Agreement on Net Sales. Net Sales shall be calculated on sales to end users and not on sales between LICENSEE and its Affiliates or Sublicenses, or on Licensed Products used for internal testing and research purposes by LICENSEE and/or its Affiliates.

If a Licensed Product is sold in combination with another product or products, Net Sales under such circumstances shall be calculated by multiplying Net Sales of the combination by the fraction A/(A+B), in which A is the invoice price of the Licensed Product when sold separately, and B is the total invoice price of any other product or products in combination when sold separately.

If, on a country-by-country basis, the other product or products in the combination are not sold separately, Net Sales, for purposes of determining royalties on the combination Licensed Product shall be calculated by multiplying actual Net Sales of such combination Licensed Product by the fraction A/C where A is the invoice price for the Licensed Product if sold separately and C is the invoice price of the combination Licensed Product.

If on a country-by-country basis, neither the Licensed Product nor the other product or products is sold separately in said country, Net Sales, for the purpose of determining royalties on the combination Licensed Products shall be calculated as above except that A shall be the total cost of manufacture of the Licensed Product and C shall be the total cost of manufacture of the combination Licensed Product, as determined in accordance with a Party’s customary accounting practices, consistently applied.

H. “Non-renal Field” means the use of the NK-92 cells including all variants for the treatment and diagnosis of cancer, wherein the cancer is neither melanoma nor renal cancer.

I. “Renal Field” means use of the NK-92 cells including all variants for the treatment of melanoma or renal cancer in patients.

J. “Royalties” means all amounts payable under Paragraphs 3.B and 3.0 of this Agreement.

K. “Sublicense” means any agreement entered into by LICENSEE with any third party for which rights to the Licensed Patents and/or Licensed Products are granted.

L. “Sublicensee” means any person, company or other entity granted a sublicense by LICENSEE under Paragraph 2.B below, including Affiliates of the Sublicensee. Sublicensee excludes persons, companies or other entities owned in part or wholly, controlled by or under common control by LICENSEE.

M. “Territory” means worldwide.

N. “Valid Claim” means an issued claim of any unexpired patent or a claim of any pending patent application which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, and has not been found admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid Claim with respect to Product made after the date of such reversal.

O. “ZelleRx Patents” means only those patents and patent applications owned by LICENSEE which are selected by LICENSEE and RUSH by mutual agreement and set forth on Appendix C hereto, as amended from time-to-time, and including all divisions, continuations, continuations in part, foreign counterparts, and any patents which may issue therefrom and any reissues, renewals, substitutions, or extensions of or to any such patents or patent applications, and any improvements thereto. The parties may by agreement amend Appendix C hereto from time-to-time to add ZelleRx Patents as and when they either publish or are disclosed confidentially to RUSH pursuant to Paragraph 7.A hereto.

2.	GRANTS OF LICENSE AND RESERVATION OF RESEARCH RIGHTS

A. Grants. RUSH hereby grants to LICENSEE and its Affiliates: (i) an exclusive license under the Trial Data Intellectual Property to make, have made, use, import, offer to sell and sell Licensed Products within the Renal Field and the Non-renal Field and within the Territory, (ii) an exclusive license under the Other Intellectual Property to make, have made, use, import, offer to sell and sell Licensed Products within the Renal Field and the Non-renal Field and within the Territory, and (iii) an exclusive license under the Licensed Patents to make, have made, use, import, offer to sell and sell Licensed Products within the Renal Field and the Non-renal Field and within the Territory.

B. Sublicense. LICENSEE shall have the exclusive right to grant sublicenses to third parties to all rights granted LICENSEE under Paragraph 2.A on terms consistent with terms of this Agreement. All Sublicenses shall provide that the Sublicensee may not grant further Sublicenses to third parties, except to Affiliates of the Sublicensee, or except for the purpose of having Licensed Products made for the Sublicensee or Affiliate. LICENSEE shall provide RUSH with a copy of each executed Sublicense within thirty (30) days of the execution thereof. Each Sublicense shall state that if this Agreement terminates for any reason, except expiration pursuant to Paragraph 9.A, the Sublicense shall automatically terminate effective the same date without the necessity of any notice from RUSH to the Sublicensee. In each case, RUSH agrees to negotiate in good faith for a period of ninety (90) days following the termination of this Agreement with each Sublicensee for a license directly from RUSH granting the Sublicensee substantially the same rights under substantially the same terms as those contained in the license with LICENSEE. If no agreement is reached within the ninety (90) days, RUSH shall have no further obligation to the Sublicensee.

C. Reservation of Rights. Subject to the termination of the LICENSEE’s grant of a license to RUSH pursuant to Paragraph 2.F hereof, RUSH reserves for itself the worldwide right to practice the inventions contained within the Licensed Intellectual Property, Licensed Patents and/or Improvements to make, have made and use, Licensed Products within the Renal and Non-Renal Fields for all educational and non-commercial, non-competitive research purposes it may choose in its own discretion and without any payment therefor. Further, RUSH reserves for its personnel the worldwide right to practice the inventions in the Licensed Intellectual Property, Licensed Patents and/or Improvements to make, have made and use Licensed Products within the Renal Field and Non-renal Field for all non-commercial educational and research purposes it may choose in its own discretion and without any payment therefor. In addition, if the inventions claimed in any Licensed Patents were made with the use of funds, by RUSH, from the United States government, there is reserved from the rights granted hereunder the worldwide right of the United States government to use and to practice or have practiced the inventions claimed in the Licensed Patents to make, have made, and use Licensed Products in any field of use for its own purposes in such manner as it deems fit without any payment therefore, provided however, that no grant pursuant to this sentence shall be deemed to be greater than expressly required under Public Law 96517 or 98-620. For proposed clinical research after the Effective Date using the Licensed Intellectual Property and/or any Licensed Products that is performed at RUSH by its personnel and not under a Sponsored Research Agreement by LICENSEE, LICENSEE shall have the right of review of such proposed clinical research and RUSH shall not initiate such proposed clinical research unless LICENSEE has provided RUSH with written approval.

D. Improvements not sponsored by LICENSEE. For Improvements developed by RUSH after the Effective Date and not under any sponsored research program by LICENSEE or under a sponsored research program of an unaffiliated third party, LICENSEE shall have an exclusive, 6 month option (the “6 Month Option Period”) to negotiate a good faith license for rights to such Improvements. This License can include an amendment to this Agreement if deemed appropriate by RUSH. During the 6 Month Option Period, LICENSEE shall be responsible for the payment of patent costs, if any, incurred by RUSH in the filing of patent applications to protect the Improvement(s). If at the end of the 6 Month Option Period, a license or amendment has not been executed by the Parties, RUSH will have the right to offer licenses to third parties with no further obligation to LICENSEE. This provision is subject to any restrictions placed on the Improvements by nature of any United States government funding source being used to conceive or reduce to practice said Improvements.

E. Improvements sponsored by LICENSEE. For Improvements developed by RUSH after the Effective Date and under a sponsored research program between LICENSEE and RUSH, LICENSEE shall have an exclusive, 12 month option (the “12 Month Option Period”) to negotiate a good faith license for rights to such Improvements. This License can include an amendment to this Agreement if deemed appropriate by RUSH. During the 12 Month Option Period, LICENSEE shall be responsible for the payment of patent costs, if any, incurred by RUSH in the filing of patent applications to protect the Improvement(s). If at the end of the 12 Month Option Period, a license or amendment has not been executed by the Parties, RUSH will have the right to offer licenses to third parties with no further obligation to LICENSEE. This provision is subject to any restrictions placed on the Improvements by nature of any United States government funding source being used to conceive or reduce to practice said Improvements.

F. Grant to RUSH. To the extent permitted by applicable law, LICENSEE hereby grants to RUSH a nonexclusive, royalty-free, revocable, paid-up sublicense under the ZelleRx Licensed Patents within the Renal Field and the Non-renal Field for non-competing, non-commercial research done in accordance with a plan agreed upon by the Parties, said sublicense to be valid until this Agreement is terminated pursuant to Section 9 hereof. LICENSEE further agrees to waive any claim of infringement for research done at RUSH prior to the Effective Date.

3.	Royalties and Other Payments

A. License Payments. As consideration for the license granted in Paragraph 2.A (ii) of this Agreement, LICENSEE shall: [***].

B. Royalties. As consideration for the licenses granted in Paragraphs 2.A (i) of this Agreement, LICENSEE shall [***].

In the event that, with respect to Net Sales of Licensed Products in the Renal Field, LICENSEE is paying royalties to unaffiliated third parties and the total royalties, including those payable to RUSH hereunder, exceed 5 percent (5%) of Net Sales, the amount due and payable to RUSH hereunder shall be proportionally reduced, but in no event shall the royalty payable to RUSH be less than [***] of Net Sales. (For example, if [***].

As partial consideration for the licenses granted in Paragraph 2.A.(i) and 2.A.(iii) of this Agreement, LICENSEE shall pay RUSH a Royalty equal to [***] of Net Sales of Licensed Products in the Non-renal Field and for diagnosis in the field of cancer by LICENSEE.

In the event that, with respect to Net Sales of Licensed Products in the Non-renal Field and for diagnosis in the field of cancer, LICENSEE is paying royalties to unaffiliated third parties and the total royalties, including those payable to RUSH hereunder, [***] of Net Sales, the amount due and payable to RUSH hereunder shall be proportionally reduced, but in no event shall the royalty payable to RUSH be less than [***] of Net Sales.

As partial consideration for the licenses granted in Paragraph 2.A(i) and 2.A(iii) of this Agreement, LICENSEE shall pay to RUSH the following milestone payments: [***].

No royalties shall be owing on any Licensed Products produced for or under any United States government agency contract pursuant to the reservation of rights referenced in Section 2.C. of this Agreement, but only to the extent that LICENSEE can show that the United States government received a discount on Licensed Product sales, which discount is equivalent to or greater than the amount of any such royalty that would otherwise be due. Any safes for United States government purposes shall be reported under this Agreement by providing: (1) a United States government contract number; (2) identification of the United States government agency; and (3) a description as to how the benefit of the royalty-free sale was passed on to the United States government.

C. Minimum Royalties. If the total Royalties payable under Paragraph 3.B and amounts payable under Paragraph 3.D for any calendar year beginning with the year of first anniversary of the Effective Date and ending with the fifth anniversary of the Effective Date are less than [***], LICENSEE shall pay RUSH the difference between such amount and the actual Royalties due. If the total Royalties for any calendar year after the fifth anniversary of the Effective Date until termination of the Agreement are less than [***], LICENSEE shall pay RUSH the difference between such amount and the actual Royalties due. Such payment shall be made at the same time the payment for Royalties for the fourth quarter for such year is due.

D. Sublicense Royalties. The following sublicense royalties apply:

(1) For all Sublicenses under this Agreement within the Renal Field, LICENSEE shall make payments according to the terms contained in Paragraphs 3.B, 3.D(2), 3.D(3) or [***] of all compensation, whichever is greater as and when received by LICENSEE from the Sublicensee;

(2) For each Sublicense granted by LICENSEE that is within the Non-renal Field and is granted in the field of cancer therapy, LICENSEE shall pay to RUSH [***] of all compensation as and when received by LICENSEE from the Sublicensee; and

(3) For each Sublicense granted by LICENSEE that is in the Non-Renal Field and is granted in the field of diagnosis of cancer, LICENSEE shall pay to RUSH [***] of all compensation as and when received by LICENSEE from the Sublicensee.

Payments shall be made (or assigned as relevant) to RUSH within thirty (30) days of receipt by LICENSEE. For this purpose compensation includes all fees, minimum royalties, milestone payments and other cash payments of any kind and any in kind payments or equity amounts taken in lieu of cash, but does not include research and development fees paid for services rendered by LICENSEE to a Sublicensee or cash delivered to LICENSEE in exchange for securities of LICENSEE under a co-development agreement or for assets other than the sublicense shall not constitute compensation for purposes of this Section. Provided further that if LICENSEE or an Affiliate provides a sublicense to any third party in exchange for any license or sublicense or covenant not to sue granted back to LICENSEE so as to permit it to make Licensed Products, the value of said license, sublicense or covenant shall be offset against compensation, provided further that if LICENSEE contributes a sublicense to a joint venture that intends to develop Licensed Products or combination Licensed Products, then the contribution by any third party to the joint venture of cash, securities or other assets also shall not constitute compensation. Subject to the foregoing limitations, it is the intent and agreement of the parties that RUSH will be paid [***] of any kind of compensation paid by a Sublicensee for rights granted to such Sublicensee under Paragraph 3.D(2) of this Agreement without regard to how the compensation is structured, denominated or paid. Furthermore, subject to the foregoing limitations, it is the intent and agreement of the parties that RUSH will be paid [***] of any kind of compensation paid by a Sublicensee for rights granted to such Sublicensee under Paragraph 3.D(3) of this Agreement without regard to how the compensation is structured, denominated or paid.

E. Calculation of Royalties. Royalties shall be payable in U.S. currency within forty-five (45) days after the end of each calendar quarter during the term of this Agreement, beginning with the calendar quarter in which the first commercial sale of a Licensed Product occurs. Each payment shall be accompanied by a statement showing Net Sales for each country in the Territory and calculation of the Royalties due. There shall be deducted from all such payments taxes required to be withheld by any governmental authority and LICENSEE shall provide copies of receipts for such taxes to RUSH along with each Royalty payment. Any necessary conversion of currency into United States dollars shall be at the applicable rate of exchange of Citibank, N.A., in New York, New York, on the last day of the calendar quarter in which such transaction occurred and the conversion rate and payment in foreign currency and US$ shall be included in the statement.

F. Records. LICENSEE shall, and shall cause its Sublicensees and Affiliates of either, to keep full and accurate books and records in sufficient detail so that sums due RUSH hereunder can be properly calculated. Such books and records shall be maintained for at least five (5) years after the Royalty reporting period(s) to which they relate. During the term hereof and for three (3) calendar years thereafter, LICENSEE shall permit, and shall cause its Sublicensees and Affiliates of either to permit, accountants designated by RUSH, to whom LICENSEE has no reasonable objection, to examine its books and records for the purpose of verifying the accuracy of the written statements submitted by LICENSEE and sums paid or payable. RUSH may conduct such examination no more than once in any calendar year. After completion of any such examination, RUSH shall promptly notify LICENSEE in writing of any proposed modification to LICENSEE’s statement of sums due and payable. If LICENSEE accepts such modification, or if the parties agree on other modifications, one party shall promptly pay or credit the other in accordance with such resolution. Such examination shall be made at the expense of RUSH, except that if such examination discloses a discrepancy of seven and one-half percent (7.5%) or more in the amount of Royalties and other payments due RUSH, then LICENSEE shall reimburse RUSH for the cost of such examination.

G. Overdue Payments. Payments due to RUSH under this Agreement shall, if not paid when due under the terms of this Agreement, bear simple interest at the lower of the prime rate of interest (as published by Citibank, N.A. on the date such payment is due) plus five percent (5%) or the highest rate permitted by law, calculated on the basis of a 360-day year for the number of days actually elapsed, beginning on the due date and ending on the day prior to the day on which payment is made in full. Interest accruing under this Paragraph shall be due to RUSH on demand or upon payment of past due amounts, whichever is sooner. The accrual or receipt by RUSH of interest under this Paragraph shall not constitute a waiver by RUSH of any right it may otherwise have to declare a default under this Agreement or to terminate this Agreement.

4.	Prosecution and Maintenance of Patents; Patent Costs

A. Prosecution and Maintenance. RUSH shall be solely responsible for the preparation, filing, prosecution and maintenance of any patent applications and patents under the Licensed Intellectual Property. RUSH shall cause its patent counsel to provide LICENSEE with a list of the countries in which it has filed and/or intends to file applications. Such list shall be provided to LICENSEE at least sixty (60) days prior to the expiration of the corresponding United States priority date to allow LICENSEE to suggest that additional countries be added to the list or that one or more countries be deleted from the list. RUSH agrees to file applications in the additional countries requested by LICENSEE. LICENSEE agrees to cooperate, and agrees to cause its Sublicensees and Affiliates of either to cooperate, with RUSH in the preparation, filing, prosecution and maintenance of the Licensed Patents by disclosing such information as may be necessary for the same and by promptly executing such documents as RUSH may reasonably request in connection therewith. LICENSEE and its Sublicensees and Affiliates of either shall bear their own costs in connection with their cooperation with RUSH under this Paragraph. RUSH will provide LICENSEE copies of all material documents received or prepared by RUSH in the prosecution and maintenance of the Licensed Patents. RUSH shall provide copies in a timely manner to allow LICENSEE an opportunity to comment and request changes in RUSH’s documents. RUSH agrees to include all reasonable comments of LICENSEE.

B. Discontinuance of Patent Rights. In the event that LICENSEE elects not to file, prosecute or maintain any patent application or patent under the Licensed Patents or pay any fee related thereto, in any country, LICENSEE shall promptly notify RUSH of such election, but in no case later than sixty (60) days prior to any required action relating to the filing, prosecution or maintenance of such patent or patent application. From and after the effective date of such notice, such patent application or patent shall cease to be within the Licensed Patents for all purposes of this Agreement, and all rights and obligations of LICENSEE with respect thereto shall terminate and revert to RUSH.

C. Patent Costs. LICENSEE agrees to pay all necessary and reasonable third party fees and expenses incurred by RUSH in obtaining and maintaining patents under the Licensed Intellectual Property, including those incurred by RUSH prior to the date of this Agreement within thirty (30) days after receipt of an invoice for such prior fees and expenses. Payment for fees and expenses incurred after the Effective Date shall be invoiced to LICENSEE on a monthly basis and LICENSEE agrees to pay such invoices within thirty (30) days of receipt. LICENSEE also agrees upon request by RUSH to make timely estimated advanced payments for the filing of national applications. Documentation received from third party vendors to support the amounts invoiced shall be included with each invoice. LICENSEE shall raise any objections to such amounts invoiced within the thirty (30) day time period for payment. Invoices for advanced payments shall be reconciled with the advance payments made by LICENSEE every six (6) months. Any excess payment by LICENSEE shall be credited to future patent costs specified in this Paragraph.

5.	Due Diligence and Milestones.

A. Development Plan. Simultaneously with the execution of this Agreement, LICENSEE shall provide RUSH with a confidential and reasonably detailed development plan for the commercialization of one or more Licensed Products. Such plan shall include research and development plans, timetables for achieving milestones and necessary government or regulatory approvals, market research information on competitors and market size, sales and marketing plans, financial data and manufacturing plans for the twelve months following Effective Date as well as a timetable for achieving milestones and LICENSEE’s general strategic development plans for the following two years. LICENSEE agrees to revise the development plan on an annual basis and provide RUSH with such revised plan on the anniversary date of this Agreement for a minimum of three years after the effective date.

B. Progress Reports. Within ninety (90) days of the end of each December 31 during the term of this Agreement, LICENSEE shall make a written confidential report to

RUSH, in such detail as RUSH may reasonably request, covering the preceding twelve months and describing the progress of LICENSEE toward achieving the goals of the development plan (and any proposed revisions to the plan developed during the preceding twelve months) for Licensed Products. LICENSEE agrees to immediately notify RUSH in writing when commercial products are first sold and when LICENSEE’s obligation to begin making Royalty payments begins.

6.	No Warranties; Indemnification, Insurance.

A. Disclaimer of Warranties. RUSH makes no representations or warranties of any kind, express or implied, with respect to the information or invention(s) claimed in the Licensed Intellectual Property or with respect to the Licensed Patents themselves, including but not limited to, any representations or warranties about (i) the validity, scope or enforceability of any of the Licensed Patents; (ii) the accuracy, safety or usefulness for any purpose of any information provided by RUSH to LICENSEE, its Sublicensees or Affiliates of either, with respect to the Licensed Intellectual Property or any invention(s) claimed in the Licensed Patents or with respect to the Licensed Patents themselves and any products developed from or covered by them; (iii) whether the practice of the Licensed Intellectual Property or any claim contained in any of the Licensed Patents will or might infringe a patent or other intellectual property right owned or licensed by a third party; (iv) the patentability of any invention claimed in the Licensed Patents; or (v) the accuracy, safety, or usefulness for any purpose of any product or process made or carried out in accordance with or through the use of the Licensed Intellectual Property or the Licensed Patents.

B. Indemnification. LICENSEE agrees, and agrees to cause its Sublicensees and Affiliates of either, to indemnify, defend and hold harmless RUSH, its Affiliates and all trustees, directors, officers, employees, fellows and agents of any of the foregoing (including RUSH and its Affiliates, each an “Indemnified Person”) from and against any and all claims, demands, loss, damage, penalty, cost or expense (including attorneys’ and witnesses’ fees and costs) of any kind or nature, arising from the development, production, use, sale or other disposition of Licensed Products and all activities associated therewith by LICENSEE, its Sublicensees or Affiliates of either, or any use of information provided by RUSH to LICENSEE, its Sublicensees or Affiliates of either. LICENSEE agrees and agrees to cause each of its Sublicensees and Affiliates of either to agree not to sue any Indemnified Person in connection with the development, production, use, sale or other disposition of Licensed Products and all activities associated therewith. RUSH shall be entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, losses, damages, costs, expenses and penalties. LICENSEE, its Sublicensees and Affiliates of either, shall not enter into any settlement affecting any rights or obligations of any indemnified Person or which includes an express or implied admission of liability, negligence or wrongdoing by any Indemnified Person, without the prior written consent of such Indemnified Person.

C. Assumption of Risk. The entire risk as to the performance, safety and efficacy of any invention claimed in the Licensed Patents or of any Licensed Products is assumed by LICENSEE, its Sublicensees and Affiliates of either, provided that such assumption of the risk shall not apply to the intentional misconduct or gross negligence by

Indemnified Persons. Indemnified Persons shall not, except for their intentional misconduct or gross negligence, be responsible or liable for any injury, loss, or damage of any kind, including but not limited to direct, indirect, special, incidental or consequential damages or lost profits to LICENSEE, any Sublicensee, Affiliates of either or customers or any of the foregoing, or for any such injury, loss or damage to any other individual or entity, regardless of legal theory based on the development, manufacture, use, sale or other disposition of Licensed Products and all activities associated therewith. The above limitations on liability apply even though the Indemnified Person may have been advised of the possibility of such injury, loss or damage. LICENSEE shall not, and shall require all Sublicensees and Affiliates of either to not, make any agreements, statements, representations or warranties or accept any liabilities or responsibilities whatsoever with regard to any person or entity which are inconsistent with this Paragraph.

D. Insurance. LICENSEE agrees and agrees to cause its Sublicensees and Affiliates of either to maintain liability insurance that shall cover any claims for bodily injury, property, or other damage alleged to relate to Licensed Products. LICENSEE, Sublicensees, and Affiliates shall list RUSH and its Affiliates, at LICENSEE’s, its Sublicensees’ or Affiliates’ of either of them, expense, whichever is relevant, as additional named insureds under each liability insurance policy (including excess or umbrella liability policies) that LICENSEE, its Sublicensees and Affiliates of either have or shall obtain, that includes any coverage of claims relating to Licensed Products. Such insurance shall be primary and noncontributory to any insurance RUSH and its Affiliates may have. At RUSH’s request, LICENSEE will supply RUSH from time to time with copies of each such policy, and will notify RUSH in writing at least 30 days prior to any termination of or change in coverage under any such policies.

7.	Confidentiality.

A. Confidentiality, Publications and Data Access. All information submitted by one party to the other concerning the invention(s) claimed in the Licensed Patents and Licensed Products shall be considered as confidential (“Confidential Information”) and shall be utilized only pursuant to the licenses granted hereunder. During the term of this Agreement and for a period of ten (10) years thereafter, neither party shall disclose to any third party any Confidential Information received from the other party without the specific written consent of such party. However, LICENSEE may disclose Confidential Information belonging to RUSH to potential Sublicensees for the purpose of evaluating their interest in entering into a Sublicense but only after entering into a confidentiality and non-use agreement on the same terms as those contained in this Paragraph. The foregoing shall not apply where such Information a) was or becomes public through no fault of the receiving party, b) was, at the time of receipt, already in the possession of the receiving party as evidenced by its written records, c) was obtained from a third party legally entitled to use and disclose the same, or d) is required by law to be disclosed to a governmental agency.

B. Publications. RUSH shall provide to LICENSEE copies of any proposed written publication by RUSH containing any Confidential Information and, to the extent RUSH is aware of them, proposed publications containing any Confidential Information by the Inventor(s). LICENSEE agrees to provide copies of any proposed written publication of

LICENSEE, its Sublicensees and Affiliates of either of them to RUSH. The parties shall provide copies of such proposed written publications at least ninety (90) days in advance of publication. The receiving party may within thirty (30) days of receipt of such proposed publication object to such proposed publication or disclosure on the grounds that (i) it contains patentable subject matter that needs patent protection or (ii) that the publication contains Confidential Information of the objecting party. At the request of the objecting party, Confidential Information of such party shall be deleted from the publication and the proposed publications shall be delayed for a period of up to thirty (30) days to permit the preparation and filing of appropriate patent applications.

8. Infringement. In the event of an infringement of a patent or patents under the Licensed Intellectual Property the following shall apply:

A. Notice. Each party shall give the other written notice if one of them becomes aware of any infringement by a third party of any such patent(s) under the Licensed Intellectual Property. Upon notice of any such infringement, the parties shall promptly consult with one another with a view toward reaching agreement on a course of action to be pursued.

B. LICENSEE’s Right to Bring Infringement Action.

(1) If a third party infringes any patent included in the Licensed Intellectual Property within the Renal Field or Non-Renal Field, LICENSEE shall have the right to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise. LICENSEE agrees to notify RUSH of its intention to bring an action or proceeding prior to filing the same and in sufficient time to allow RUSH the opportunity to discuss with LICENSEE the choice of counsel for such matter. LICENSEE agrees to hire counsel reasonably acceptable to RUSH. LICENSEE shall keep RUSH timely informed of material developments in the prosecution or settlement of such action or proceeding. LICENSEE shall be responsible for all costs and expenses of any action or proceeding against infringers which LICENSEE initiates. RUSH shall cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action or proceeding and by executing and making available such documents as LICENSEE may reasonably request. LICENSEE agrees to promptly reimburse RUSH for its reasonable third party out-of-pocket fees and expenses incurred in joining an action or proceeding or cooperating with LICENSEE. RUSH may be represented by counsel in any such legal proceedings, at RUSH’s own expense, subject to reimbursement under Paragraph 8.B(2), acting in an advisory but not controlling capacity.

(2) The prosecution, settlement, or abandonment of any action or proceeding under Paragraph 8.B(1) shall be at LICENSEE’s reasonable discretion provided that LICENSEE shall not have any right to surrender any of RUSH’s rights to the Licensed Intellectual Property or to grant any infringer any rights to the Licensed Intellectual Property without RUSH’s written consent.

(3) Except as provided herein, all amounts of every kind and nature recovered from an action or proceeding of infringement by LICENSEE shall belong to LICENSEE. If the amounts recovered by LICENSEE exceed LICENSEE’s reasonable third party out-of-pocket fees and expenses, LICENSEE shall reimburse RUSH for RUSH’s reasonable out-of-pocket fees and expenses incurred in hiring its own counsel. After deduction of the fees and expenses of both parties to this Agreement, any remaining amounts recovered shall be considered Net Sales under this Agreement and subject to Royalty payments in accordance with Article 3.

C. RUSH’s Right to Bring Infringement Action. If a third party infringes any patent included under the Licensed Intellectual Property which RUSH wishes to prosecute, RUSH shall first notify LICENSEE in writing and request that LICENSEE bring an action or proceeding against the infringing third party. If LICENSEE declines or fails to bring such an action or proceeding within thirty (30) days of receipt of the notice. RUSH shall have the right, at its discretion, to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise. LICENSEE shall cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action and by executing and making available such documents as RUSH may reasonably request. If the amounts recovered by RUSH exceed its reasonable third party out-of-pocket fees and expenses, RUSH agrees to pay LICENSEE for its and its Sublicensees’ reasonable out-of-pocket third party expenses incurred by it in cooperating in the action or proceeding. Except as specifically provided in this Paragraph, RUSH shall have the right to retain all amounts recovered of every kind and nature.

9.	Termination

A. Term. Unless terminated under the provisions of Paragraph 9.B, this Agreement shall expire for the Licensed Intellectual Property in existence as of the Effective Date on the twelfth (12th) anniversary of the year in which Royalty payments are first made pursuant to this Agreement and upon such expiration of this Agreement, the licenses granted to LICENSEE for the Licensed Intellectual Property hereunder shall thereupon be deemed to be royalty-free, irrevocable, and paid-up. If the only intellectual property covered by this Agreement on such date is the Licensed Intellectual Property, this Agreement shall terminate in full.

B. RUSH’s Right to Terminate. RUSH shall have the right to terminate this Agreement as follows, in addition to all other available remedies:

(1) If LICENSEE fails to make any Royalty or other payment when due, this Agreement shall terminate effective thirty (30) days after RUSH’s written notice to LICENSEE to such effect, unless LICENSEE makes such payment within the thirty (30) days;

(2) If LICENSEE fails to observe any other material obligation of this Agreement, this Agreement shall terminate effective thirty (30) days after RUSH’s written notice to LICENSEE describing such failure, unless LICENSEE cures such failure within the thirty (30) days;

(3) If LICENSEE shall have filed by or against it a petition under any bankruptcy or insolvency law and such petition is not dismissed within sixty (60) days of its filing, or if LICENSEE makes an assignment of all or substantially all of its assets for the benefit of its creditors RUSH may terminate this Agreement by written notice effective as of the (i) date of filing by LICENSEE of any such petition, (ii) date of any such assignment to creditors, or (iii) end of the sixty (60) days if a petition is filed against it and not dismissed by such time, whichever is applicable;

(4) If LICENSEE shall be dissolved, liquidated or otherwise ceases to exist, other than for reasons specified in Paragraph 9.B.(3). above, this Agreement shall automatically terminate as of (i) the date articles of dissolution or a similar document is filed on behalf of LICENSEE with the appropriate government authority or (ii) the date of establishment of a liquidating trust or other arrangement for the winding up of the affairs of LICENSEE; and

(5) If LICENSEE’s Chief Executive Officer resigns and is not replaced within 6 months of the Effective Date, this Agreement shall automatically terminate at the end of the 6 month period.

C. LICENSEE’s Right to Terminate. LICENSEE may terminate this Agreement at any time by giving RUSH ninety (90) days prior written notice.

D. Survival. All causes of action accruing to either party under this Agreement shall survive termination for any reason, as well as (1) LICENSEE’s obligation to pay Royalties, milestones and Patent Costs accrued prior to the date of termination and which were not paid or payable before termination, along with the report of Net Sales and record keeping required by Paragraphs 3.E. and 3.F. and (2) Articles 6 and 7.

10.	Miscellaneous

A. Marking. With respect to a Licensed Product covered by the scope of any Valid Claim contained in any Licensed Patent or a Licensed product made by a process, method or technique covered by the scope of any Valid Claim in any Licensed Patent or methods of using any product covered by the scope of any Valid Claim contained in any Licensed Patent, LICENSEE shall and agrees to cause its Sublicensees and Affiliates of either, to place in a conspicuous location on Licensed Products (or its packaging where marking the Product is physically impossible) sold to third parties, a patent notice in accordance with the laws concerning the marking of patented articles in the country in which such articles are sold.

B. United States Manufacture. Where Licensed Intellectual Property rights are derived through contribution to their conception or reduction to practice using federal funding, LICENSEE agrees that any Licensed Products will be manufactured substantially in the United States of America as required by 35 United States Code Section 204.

C. Export Regulations. To the extent that the United States Export Control Regulations are applicable, neither LICENSEE nor RUSH shall, without having first fully complied with such regulations, (i) knowingly transfer, directly or indirectly, any unpublished technical data obtained or to be obtained from the other party hereto to a destination outside the United States, or (ii) knowingly ship, directly or indirectly, any product produced using such unpublished technical data to any destination outside the United States.

D. Entire Agreement, Amendment, Waiver. This Agreement, together with the Schedules attached hereto and the Subscription Agreement of even date herewith, constitute the entire agreement between the parties regarding the subject matter hereof, and supersede all prior written or oral agreements or understandings (express or implied) between them concerning the same subject matter. This Agreement may not be amended or modified except in a document signed by duly authorized representatives of each party. No waiver of any default hereunder by either party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof.

E. Notice. Any notice required or otherwise made pursuant to this Agreement shall be in writing, sent by registered or certified mail properly addressed, or by facsimile with confirmed answer-back, to the other party at the address set forth below or at such other address as may be designated by written notice to the other party. Notice shall be deemed effective three (3) business days following the date of sending such notice if by mail, on the day following deposit with an overnight courier, if sent by overnight courier, or upon confirmed answer-back if by facsimile.

If to RUSH:	Rush University Medical Center
Intellectual Property Office

With a copy to:	Rush University Medical Center
Office of Legal Counsel

If to LICENSEE:	ZelleRx Corporation
600 South Hoyne
Chicago, IL 60612
Facsimile Number: 312-577-0912
Attention: CEO

F. Assignment. This Agreement shall be binding on the parties hereto and upon their respective successors and assigns. Either party may at any time, upon written notice to the other party, assign or delegate to a successor to all or substantially all of its business any of its rights and obligations hereunder, provided that, any such assignment or delegation shall in no event relieve either party of its primary responsibility for the same. Except as provided in the preceding sentence, LICENSEE may not assign or delegate any right or obligation hereunder without the prior written consent of RUSH, which consent shall not be unreasonably withheld, and any attempted assignment or delegation in violation thereof shall be void. RUSH may assign this Agreement at any time to any third party on written notice to LICENSEE. In such event, the assignee shall be substituted for RUSH as a party hereto, and RUSH shall no longer be bound hereby.

G. Governing Law. The interpretation and performance of this Agreement shall be governed by the laws of the State of Illinois applicable to contracts made and to be fully performed in that state. All disputes arising out of or related to this Agreement will be subject to the exclusive jurisdiction of the Illinois State Courts of Cook County, Illinois (or, if there is federal jurisdiction, the United States District Court for the Northern District of Illinois) and the parties consent to the personal and exclusive jurisdiction of these courts.

H. Advertising. Each party agrees not to use the name of the other party in any commercial activity, marketing, advertising or sales brochures except with the prior written consent of the other party, which consent may be granted or withheld in such party’s sole discretion. LICENSEE agrees not to use, and shall prohibit its Sublicensees and the Affiliates of either from using, the name of the RUSH or any of its personnel in any commercial activity, marketing, advertising or sales brochures.

I. Force Majeure. In the event either party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, or any other cause whatsoever beyond the reasonable control of the party, the party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective duly authorized officers or representatives on the date first above written.

	RUSH UNIVERSITY MEDICAL CENTER		ZELLERX

By:	/s/ Henry R. Black	By:	/s/ Gary Keller

Name:	Henry R. Black, M.D.	Name:	Gary Keller

Title:	Assoc. VP for Res. Admin.	Title:	CEO

Date:	3/24/2004	Date:	3/24/04

APPENDIX A

LICENSED INTELLECTUAL PROPERTY

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APPENDIX B

REQUIREMENTS FOR STORAGE AND MAINTENANCE OF CELL BANK

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APPENDIX C

“ZELLERX PATENTS”

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